May 27, 2010

Mr. Andrew R. Mintz
186 Highland Avenue
Short Hills, NJ 07078

Dear Andrew:

On behalf of IntegraMed, I am writing to offer you the position of President, Fertility Services Division reporting directly to me.  We at IntegraMed are very excited about adding your special skills and talent to our team. Our employment offer includes:

BASE SALARY - Should you accept our offer, the base salary for the position is $13,461.54 per pay period, which annualizes to $350,000.00. Our pay periods are every two (2) weeks; we have 26 pay periods per year.

BENEFITS – IntegraMed’s benefits program includes medical, dental, life insurance, long-term disability, Flexible Spending Account, and a 401(k) Plan.  These are available to you as a full-time employee on the first of the month, following 30 days of employment. Information about these programs and other company benefits, along with guidelines concerning employment with IntegraMed America, will be reviewed at your formal orientation.  Enclosed is a Benefits Summary Sheet for your review.

PAID TIME OFF – You will be eligible for three (3) weeks of vacation, one (1) floating holiday and five (5) sick days for the remaining 2010 calendar year.  Starting in 2011, you will be eligible for two (2) floating holidays and six (6) sick days.  On January 1st after the completion of three consecutive years of service, an additional five (5) vacation days will be granted.

BONUS - The President position is eligible to participate in an incentive bonus program of up to 50% of your base salary, prorated for 2010 and fully available in 2011 and beyond.  We will guarantee a $25,000 bonus for 2010, payable on or about March 2, 2011 and also guarantee a $25,000 bonus payment for the first six months of 2011. This bonus program is designed to reward achievement in business.  As part of your orientation, we will develop your specific bonus milestones for the balance of 2010.

EQUITY COMPENSATION – The President, Fertility Centers Division position qualifies for the Company’s equity compensation program.   You will receive a stock grant of $100,000 worth of the Company common stock with the number of shares to be determined based on the closing price of the Company stock on the first day of your employment ( “Grant Date”). The stock will vest over five years as will be more fully set forth in our standard restricted stock award agreement. Additionally you will be granted a stock option for $40,000 worth of Company stock the number of shares and the option price for which will be determined based on the closing price of the Company’s stock on the Grant Date. The options will vest over a four year vesting period from the Grant Date, as will be more fully set forth in our standard option agreement.

INTRODUCTORY PERIOD – I will be your direct Supervisor and coordinate your orientation program, provide ongoing support and conduct periodic performance reviews in accordance with company policy as outlined in the company’s employee manual.  It is the policy of IntegraMed America to consider the first 90 days of anyone’s employment with IntegraMed America to be an introductory period during which time an employee is carefully evaluated by his/her Supervisor to determine whether or not the individual can perform the functions of their job in a satisfactory manner and whether or not the individual has the potential to be a suitable contributor to the achievement of the company’s objectives. Notwithstanding the introductory period, your employment with IntegraMed is at-will.

NON-DISCLOSURE AND NON-COMPETE - Enclosed are Non-Disclosure and Non-Compete Agreements for your review.  Please sign both the Non-Disclosure and Non-Compete Agreements and return with this letter.

Our goal for IntegraMed America is to build a team of people who enjoy the challenge and rigor of creating a dynamic and successful enterprise that demonstrates excellence in the quality of its patient care and its business performance. You will be a key person in these endeavors and we look forward to having you join us on August 1, 2010.

Our offer is based on confidence that your employment with IntegraMed America will be a mutually rewarding and enriching experience, but this offer does not constitute a contract of employment, nor does it guarantee lifetime security.  Employment at IntegraMed America is employment-at-will.  This offer is contingent upon satisfactory results of your reference and background checks.

Thank you for your interest in employment with IntegraMed America.  We look forward to hearing from you. In the meantime, if you have any questions about our offer or IntegraMed America, please feel free to contact me.

Sincerely,

Jay Higham
President & CEO

Enclosures
Cc:  Angela Gizinski

I am accepting the offer of employment with IntegraMed America, Inc. as President, Fertility Services Division.  I will be able to start on or before August 1, 2010.

/s/Andrew R. Mintz                                                                                                                  May 31, 2010
____________________________________________                                             ________________________
Signature – Andrew R. Mintz                                                                                                Date